                                                                                                                                                                                                         Exhibit 99.2

For Immediate Release

FULL HOUSE RESORTS, INC. PROVIDES UPDATE

- Amends Credit Facilities -

- Plans to Add Suites to New Silver Slipper Casino Hotel -

- Schedules Annual Meeting of Stockholders on May 5, 2015 -

-Announces Change to Its Board of Directors-–

LAS VEGAS – January 29, 2015 – Full House Resorts, Inc. (NASDAQ: FLL), a developer, owner, and manager of gaming facilities throughout the country, has agreed with its lenders to amend certain provisions of its credit agreements. Its First Lien Credit Agreement has been amended to extend the time period for draws against the term loan during the hotel construction at the Company’s Silver Slipper Casino Hotel, located in Bay St. Louis, Mississippi.  The Company also secured extended payment terms that will begin on June 1, 2015. Its Second Lien Credit Agreement has been amended to extend the maturity date of the loan to April 1, 2017. In addition, the lenders agreed to exclude certain costs related to recent management changes from the calculation of adjusted EBITDA and related financial covenants.

The Company will add nine luxury suites to the new Silver Slipper Casino Hotel to enhance the customer experience. This design change will reduce the room count to approximately 129 rooms from 142 rooms.  The new configuration now provides suites for high-end customers.  Given that the hotel’s interior work has not yet been completed, the Company expects to spend less than an additional $1 million on this improved configuration and expects that it will result in an incremental return on invested capital.  The Company expects to complete and open the 120 standard rooms early in the second quarter, and expects the remaining nine suites to open approximately 60 days thereafter.

“In my first few weeks at Full House, I have visited all of our properties and have met with many of the hard-working members of the team” said Daniel R. Lee, the Company’s new Chief Executive Officer. “We believe the addition of luxury suites to the Silver Slipper Casino will help the property stand out competitively on the Gulf Coast. We are continuing to evaluate all of our existing properties in an effort to find additional growth opportunities and enhance stockholder value.”

In advance of the annual meeting, the Company’s newly constituted Board of Directors elected Bradley Tirpak as its non-executive Chairman, and Dr. Carl Braunlich was reelected as its Vice Chairman.  To assist the Board’s efforts to minimize regulatory and corporate expenses, newly appointed Director Raymond Hemmig decided to step down from the Board as of January 28, 2015, bringing the Board size from nine to eight directors. ”

Ray’s wealth of governance experience has proven very helpful during this transition, and we sincerely thank him for his contributions,” said Chairman Bradley Tirpak.

Full House Resorts will hold its Annual Meeting of Stockholders on May 5, 2015, in Las Vegas, Nevada, and in conjunction, the Board of Directors has established a record date. Stockholders of record as of the close of business on March 23, 2015 will be entitled to notice of the annual meeting and to vote upon matters considered at the meeting.

The full text of the amendments to the credit facilities can be found on S.E.C. Form 8-K dated January 9, 2015, filed with the Securities and Exchange Commission and available at www.sec.gov.

About Full House Resorts, Inc.

Full House owns, develops and manages gaming facilities.  The Company’s beachfront Silver Slipper Casino in Bay St. Louis, Mississippi, (near New Orleans) has 37,000 square feet of gaming space with approximately 1,000 slot and video poker machines, 26 table games, and the only live Keno game on the Gulf Coast.  The property includes a fine dining restaurant, buffet, quick service restaurant and two casino bars, and currently has an adjoining 129-guest room hotel under construction and expected to open in stages during the second quarter of 2015.  The Rising Star Casino Resort in Rising Sun, Indiana (near Cincinnati) has 35,000 square feet of gaming space with 940 slot and video poker machines and 30 table games.  The property includes 294 hotel rooms, a pavilion with several food and beverage outlets, an 18-hole golf course and a large, multi-purpose Grand Theater for concerts and performance events, as well as meetings and conventions.  Stockman’s Casino in Fallon, Nevada, has 8,400 square feet of gaming space with approximately 265 gaming machines, four table games and a keno game.  The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements.  These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business.  Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, completion of construction on the Sliver Slipper Casino Hotel and commencement of operations thereunder, and competition and business conditions in the gaming industry.   Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

For further information, contact:

Full House Resorts, Inc.
www.fullhouseresorts.com

or

Jacques Cornet ICR
646-277-1285
investors@fullhouseresorts.com